Exhibit 99.1

For Further Information: Michael W. McCarthy Director – Investor Relations Office: (978) 262-2459 michael.mccarthy@brooks.com
Press Release
For Immediate Release
February 11, 2008
Brooks Automation Reports First Quarter Financial Results
Chelmsford, Massachusetts February 11, 2008 — Brooks Automation, Inc. (Nasdaq: BRKS) announced financial results for the Company’s first quarter of fiscal 2008 ended on December 31, 2007.
Revenues for the first quarter of 2008 were $147.8 million, compared to revenues of $191.4 million in the first quarter of 2007, a decrease of 22.8%. Sequentially, revenues decreased $18.7 million, or 11.2% from fiscal 2007 fourth quarter revenues of $166.5 million.
The Company reported a loss from continuing operations for the first quarter of 2008 of $1.4 million, or $0.02 per diluted share. This compares with income from continuing operations of $17.0 million, or $0.23 per diluted share in the first quarter of the prior year. Sequentially, the loss from continuing operations was flat with the fourth quarter fiscal 2007 reported loss of $1.3 million, or $0.02 per diluted share. Loss from continuing operations for the first quarter of fiscal 2008 included $0.6 million of restructuring charges that reduced diluted earnings per share by $0.01.
Net loss for the first quarter of 2008 of $1.4 million or $0.02 per diluted share compares with a net income of $22.1 million of $0.30 per diluted share in the first quarter of 2007, which included income from discontinued operations of $5.2 million or $0.07 per diluted share.
Commenting on the results President and Chief Executive Officer, Robert J. Lepofsky said, “Our results in the quarter are reflective of the difficult external environment that exists in the semiconductor capital equipment industry. Late December delivery push-outs and equipment rescheduling actions are a result of the high level of near-term business uncertainty facing our customers. Clearly the assessments of industry conditions which we have heard in the last two weeks have tempered our expectations for a quick upturn in business. On a positive note, even in these difficult times we are engaging with customers on new business opportunities, achieving important design-in wins and market share gains, investing in critical people and product development programs and will be continuing to generate positive cash flow from operations.”
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Brooks Automation, Inc. s 15 Elizabeth Drive s Chelmsford, Massachusetts 01824 s (978)262-2400 s www.brooks.com.

Brooks Automation Reports First Quarter Revenues & Earnings.......page two
Stock Repurchase
On November 9, 2007, Brooks announced a stock repurchase program of up to $200 million. During the first quarter of fiscal 2008 ended December 31, 2007, Brooks had acquired 2,258,168 shares in open market purchases at an average price of $12.93 for a total of $29.2 million. During the second quarter of fiscal 2008 through February 11, 2008, the Company acquired an additional 4,237,138 shares in open market purchases at an average price of $12.07 at a cost of $51.2 million, resulting in a total of 6,495,306 shares being repurchased at an average price of $12.37 for a total of $80.4 million.
Management and the Board of Directors will continue to exercise discretion with respect to the timing and amount of any shares repurchased, based on their evaluation of a variety of factors, including market conditions.
Business Outlook
In providing guidance for the second quarter of fiscal 2008 ending on March 31, 2008, Brooks expects revenues could be in the range of $135 million to $150 million with a net loss between $0.10 per share and breakeven. The guidance for loss per share does not include restructuring costs that are likely to be incurred during the quarter.
Mr. Lepofsky noted, “We have essentially completed the comprehensive business review that was initiated at the beginning of the first quarter. That review was expected to define the actions needed to improve our operational effectiveness, customer responsiveness and financial performance independent of external business conditions. We have already implemented several elements of the plan which includes a reorganization of our business operations and a phased reduction in our global staffing. By March 1st we expect to have reduced our workforce by at least five percent. While these actions will not impact our financial results in the current quarter, we expect that they will markedly improve our performance in subsequent quarters.”
Brooks Automation management will host a public conference call on Monday, February 11, 2008 at 4:30 p.m. ET to discuss the attached quarterly results and business highlights. During the call, Company management will respond to questions concerning, but not limited to, the Company’s financial performance, business conditions and industry outlook. Their responses could contain information that has not been previously disclosed.
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Brooks Automation, Inc. s 15 Elizabeth Drive s Chelmsford, Massachusetts 01824 s (978)262-2400 s www.brooks.com.

Brooks Automation Reports First Quarter Revenues & Earnings....page three
Analysts, investors and members of the media may participate in the call by dialing (913)312-0707. Participants outside of the United States and Canada can access the call using the same number. It is recommended that participants dial in five minutes prior to the call’s scheduled start time. The call will also be broadcasted live on Brooks’ website at www.brooks.com. Additionally, the call will be archived on this website for convenient on-demand replay until Brooks Automation reports fiscal 2008 second quarter results in mid-May, 2008.
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About Brooks Automation, Inc.
Brooks is a leading worldwide provider of automation solutions and integrated subsystems to the global semiconductor and related industries. The company’s advanced offerings in hardware and services can help customers improve manufacturing efficiencies, accelerate time-to-market and reduce cost of ownership. Brooks’ products and global services are used in virtually every semiconductor fab in the world as well as in a number of diverse industries outside of semiconductor manufacturing. For more information see www.brooks.com or email co.csr@brooks.com
“Safe Harbor Statement” under Section 21E of the Securities Exchange Act of 1934.
Some statements in this release are forward-looking statements made under Section 21E of the Securities Exchange Act of 1934. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Brooks’ financial and business results to differ materially from our expectations. They are based on the facts known to management at the time they are made. These forward-looking statements include statements regarding our bookings, revenues, profit and loss and cash flow expectations, expected restructuring charges and other charges, the impact of anticipated workforce reductions, our future business strategy and market opportunities, level of capital expenditures and bookings expectations in the semiconductor and discrete manufacturing industries, demand for our new and existing products, purchasing and manufacturing trends among semiconductor manufacturing OEMs, our strategy of sourcing from low cost regions, and the outlook of the semiconductor industry. Factors that could cause results to differ from our expectations include the following: our dependence on the cyclical semiconductor industry; the possibility of downturns in market demand for electronics; our possible inability to meet increased demand for our products due to difficulties in obtaining components and materials from our suppliers in required quantities and of required quality; a decision by semiconductor manufacturing OEMs not to outsource increasing amounts of their manufacturing operations; our ability to continue to effectively implement our flexible manufacturing model and our supply chain consolidation; the highly competitive nature and rapid technological change that characterizes the industries in which we compete; decisions by customers to accelerate delivery under or to cancel or defer orders that previously had been accepted; decisions by customers to reject the products we ship to them; the possibility that we may not be able to fulfill customer orders within a period of time acceptable to them; the fact that design-in wins do not necessarily translate to significant revenue; the timing and effectiveness of restructuring, cost-cutting, low cost sourcing and expense control measures; intense price competition; disputes concerning intellectual property; expenses associated with legal disputes and litigation; our ability to successfully integrate Synetics’ and Helix’s operations and employees; the risk that the cost savings and any other synergies from the Synetics and Helix acquisitions may not be fully realized or may take longer to realize than expected; the risk that possible disruption from the Synetics and Helix acquisitions will make it more difficult to maintain relationships with customers and employees; continuing uncertainties in global political and economic conditions, especially arising out of conflict in the Middle East; the potential for the incurrence of material expense and the diversion of management’s attention from other business concerns created by the pending investigation by the Securities and Exchange Commission; and other factors and other risks that we have described in our filings with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K, current reports on Form 8-K and our quarterly reports on Form 10-Q. As a result we can provide no assurance that our future results will not be materially different from those projected. Brooks expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. Brooks undertakes no obligation to update the information contained in this press release.
08-05
Brooks Automation, Inc. s 15 Elizabeth Drive s Chelmsford, Massachusetts 01824 s (978)262-2400 s www.brooks.com.

BROOKS AUTOMATION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three months ended
	December 31,
	2007	2006
Revenues
Product	$118,371	$161,115
Services	29,462	30,253

Total revenues	147,833	191,368

Cost of revenues
Product	85,616	107,826
Services	23,768	23,860

Total cost of revenues	109,384	131,686

Gross profit	38,449	59,682

Operating expenses
Research and development	12,432	13,090
Selling, general and administrative	29,103	30,996
Restructuring and acquisition-related charges	600	—

Total operating expenses	42,135	44,086

Operating income (loss) from continuing operations	(3,686)	15,596
Interest income	3,209	2,175
Interest expense	133	141
Other (income) expense, net	343	542

Income (loss) from continuing operations before income taxes and minority interests	(953)	17,088
Income tax provision	670	644

Income (loss) from continuing operations before minority interests	(1,623)	16,444
Minority interests in (income) loss of consolidated subsidiaries	27	164
Equity in earnings of joint ventures	177	371

Income (loss) from continuing operations	(1,419)	16,979
Income from discontinued operations, net of income taxes	—	5,160

Net income (loss)	$(1,419)	$22,139

Basic income (loss) per share from continuing operations	$(0.02)	$0.23
Basic income per share from discontinued operations	—	0.07

Basic net income (loss) per share	$(0.02)	$0.30

Diluted income (loss) per share from continuing operations	$(0.02)	$0.23
Diluted income per share from discontinued operations	—	0.07

Diluted net income (loss) per share	$(0.02)	$0.30

Shares used in computing income (loss) per share
Basic	69,110	74,595
Diluted	69,110	74,999
Brooks Automation, Inc. s 15 Elizabeth Drive s Chelmsford, Massachusetts 01824 s (978)262-2400 s www.brooks.com.

BROOKS AUTOMATION, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands, except share and per share data)

	December 31,	September 30,
	2007	2007
Assets
Current assets
Cash and cash equivalents	$144,559	$168,232
Marketable securities	55,087	80,102
Accounts receivable, net	91,635	105,904
Inventories, net	107,154	104,794
Prepaid expenses and other current assets	20,331	20,489

Total current assets	418,766	479,521

Property, plant and equipment, net	80,782	80,747
Long-term marketable securities	34,997	26,283
Goodwill	319,127	319,302
Intangible assets, net	73,024	76,964
Equity investment in joint ventures	24,773	24,007
Other assets	7,316	8,014

Total assets	$958,785	$1,014,838

Liabilities, minority interests and stockholders’ equity
Current liabilities
Accounts payable	$43,409	$57,758
Deferred revenue	6,295	5,424
Accrued warranty and retrofit costs	9,569	10,986
Accrued compensation and benefits	17,563	23,850
Accrued restructuring costs	5,963	6,778
Accrued income taxes payable	4,433	5,934
Accrued expenses and other current liabilities	17,663	21,908

Total current liabilities	104,895	132,638
Accrued long-term restructuring	8,079	8,933
Income taxes payable	10,649	10,159
Other long-term liabilities	2,405	2,866

Total liabilities	126,028	154,596

Contingencies
Minority interests	435	463

Stockholders’ equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 125,000,000 shares authorized, 76,788,507 shares issued and 68,470,321 shares outstanding at December 31, 2007, 76,483,603 shares issued and 70,423,603 shares outstanding at September 30, 2007	768	765
Additional paid-in capital	1,781,986	1,780,401
Accumulated other comprehensive income	19,784	18,202
Treasury stock at cost, 8,318,186 shares and 6,060,000 shares at December 31, 2007 and September 30, 2007, respectively	(139,970)	(110,762)
Accumulated deficit	(830,246)	(828,827)

Total stockholders’ equity	832,322	859,779

Total liabilities, minority interests and stockholders’ equity	$958,785	$1,014,838

Brooks Automation, Inc. s 15 Elizabeth Drive s Chelmsford, Massachusetts 01824 s (978)262-2400 s www.brooks.com.

BROOKS AUTOMATION, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Three months ended
	December 31,
	2007	2006
Cash flows from operating activities
Net income (loss)	$(1,419)	$22,139
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	8,507	8,313
Stock-based compensation	2,009	2,143
Discount on marketable securities	(418)	(229)
Undistributed earnings of joint ventures	(177)	(371)
Minority interests	(27)	(164)
Loss on disposal of long-lived assets	105	313
Changes in operating assets and liabilities, net of acquisitions and disposals:
Accounts receivable	14,379	(13,699)
Inventories	(2,248)	(5,256)
Prepaid expenses and other assets	1,977	1,271
Accounts payable	(14,396)	(4,237)
Deferred revenue	865	694
Accrued warranty and retrofit costs	(1,413)	274
Accrued compensation and benefits	(6,362)	(8,005)
Accrued restructuring costs	(1,691)	(2,201)
Accrued expenses and other current liabilities	(5,822)	(4,457)

Net cash used in operating activities	(6,131)	(3,472)

Cash flows from investing activities
Purchases of property, plant and equipment	(4,521)	(3,984)
Acquisition of Synetics Solutions, net of cash acquired	—	(38)
Purchases of marketable securities	(98,115)	(75,580)
Sale/maturity of marketable securities	114,154	100,550
Purchases of intangible assets	(75)	—

Net cash provided by investing activities	11,443	20,948

Cash flows from financing activities
Treasury stock purchases	(29,208)	—
Proceeds from issuance of common stock, net of issuance costs	—	367

Net cash provided by (used in) financing activities	(29,208)	367

Effects of exchange rate changes on cash and cash equivalents	223	502

Net increase (decrease) in cash and cash equivalents	(23,673)	18,345
Cash and cash equivalents, beginning of period	168,232	115,773

Cash and cash equivalents, end of period	$144,559	$134,118

Brooks Automation, Inc. s 15 Elizabeth Drive s Chelmsford, Massachusetts 01824 s (978)262-2400 s www.brooks.com.